Q2 2015 Fixed Income Release                      Exhibit 99.1

Denver, Colorado August 4, 2015: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed-income borrowing groups for the three months ("Q2") and six months ("H1" or "YTD") ended June 30, 2015 as compared to the results for the same periods last year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We presently expect to issue the June 30, 2015 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of August 2015, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of June 30, 2015.

.........................................................................................................Page 2
Strong U.K. Operating Momentum in Q2 Driving Improved Rebased Revenue and Segment OCF Growth

......................................................................................................Page 10
Regained RGU Momentum in Q2 Along with Continued ARPU Growth

......................................................................................................Page 17
Significant Progress Made on Synergy Plan and New Quality Program in Place to Improve Operational Performance

......................................................................................................Page 24
Q2 Growth Led by Swiss/Austrian Operations

...............................................................................................Page 32
Gained 37,000 Net Adds in Q2 on Strength of Broadband & Video

Virgin Media Reports Preliminary Q2 2015 Results

Strong U.K. Operating Momentum in Q2 Driving Improved Rebased Revenue and Segment OCF Growth

Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering ultrafast broadband, entertainment and market-leading connectivity to 5.5 million customers.

Operating and financial highlights*:

•	Our superior products and bundles have driven a fourth consecutive quarter of record low churn[1] in the U.K. and a substantial improvement in U.K. customer[2] and RGU[3] trends in Q2

◦	Q2 combined customer churn of 14.3%, with churn in the U.K. falling by 120 basis points to 14.1% from 15.3% in Q2 2014

◦	Best Q2 RGU performance in the U.K. in 5 years, with a 19,000 improvement over Q2 2014; combined RGU performance was 9,000 better than Q2 2014

◦	Proportion of our internet subscriber[4] base taking ultrafast speeds (100+ Mbps) at the end of Q2 has doubled to 40% compared to Q2 2014

◦	Added 36,000 postpaid mobile subscribers in Q2 driven by Freestyle mobile subscriptions

•	Investment in growth initiatives to drive future performance

◦	Launched Project Lightning sales-led build in our first two cities, Manchester and Leeds; further towns and cities to be added in H2

◦	Signed deal to add BT Sport Europe to XL TV package from launch in August 2015

◦	Market presence and brand recognition of Virgin Media Business improved following national campaign; starting to grow small office/home office ("SOHO") base

◦	Announced the proposed acquisition of TV3 in Ireland

◦	Commenced mobile trials at UPC Ireland with launch planned for second half of 2015

•	Rebased[5] revenue growth increased to 3.4% for Q2 (£1,148 million) and 2.9% for H1 (£2,278 million)

◦	Including rebased U.K. revenue growth of 3.7% in Q2 and 3.1% in H1

◦	Rebased revenue growth driven by 1.6% increase in customers, higher Freestyle mobile handset sales,[6] FX-neutral ARPU[7] improvement of 1.4% and business revenue[8] growth

•	Strong rebased Segment OCF[9] growth of 7.7% in Q2 (£525 million) and 7.1% in H1 (£1,029 million)

◦	Including rebased Segment OCF growth of 8.5% in Q2 and 7.7% in H1 in the U.K.

◦	Segment OCF driven by revenue growth, cost control and synergies, and net nonrecurring benefits; two percentage point improvement in Segment OCF margin[10] in Q2 and H1

•	Operating income nearly doubled to £104 million in Q2 and increased by 148% to £201 million for H1, mainly due to a combination of lower depreciation and amortisation and higher Segment OCF

•	Property and equipment additions[11] as a percentage of revenue was 21% in both Q2 and in H1

•	Refinanced $2.4 billion (£1.5 billion) principal amount of bank debt, improving our maturity profile

* The financial figures contained in this release are prepared in accordance with U.S. GAAP36. During the first quarter of 2015, Liberty Global undertook various financing transactions in connection with certain internal reorganisations of its broadband and wireless communications businesses in Europe, including the intragroup transfer of a controlling interest in UPC Broadband Ireland Ltd. from UPC Holding B.V. to our company. We have accounted for this common control transfer at carryover basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to this transaction for all periods presented.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2015			2014
CABLE	U.K.	Ireland	Combined	U.K.	Ireland	Combined

Footprint
Homes Passed[12]	12,705,500	853,100	13,558,600	12,539,700	856,200	13,395,900
Two-way Homes Passed[13]	12,684,100	759,900	13,444,000	12,539,700	751,700	13,291,400

Subscribers (RGUs)
Basic Video[14]	—	34,800	34,800	—	44,500	44,500
Enhanced Video[15]	3,736,800	318,900	4,055,700	3,733,700	336,700	4,070,400
MMDS[16]	—	25,600	25,600	—	33,600	33,600
Total Video	3,736,800	379,300	4,116,100	3,733,700	414,800	4,148,500
Internet[4]	4,570,300	367,300	4,937,600	4,415,500	352,300	4,767,800
Telephony[17]	4,231,400	352,400	4,583,800	4,145,100	324,500	4,469,600
Total RGUs	12,538,500	1,099,000	13,637,500	12,294,300	1,091,600	13,385,900

Q2 Organic RGU Net Additions (Losses)
Basic Video	—	(2,700)	(2,700)	—	(3,300)	(3,300)
Enhanced Video	(12,200)	(2,600)	(14,800)	(14,900)	(2,300)	(17,200)
MMDS	—	(1,900)	(1,900)	—	(2,300)	(2,300)
Total Video	(12,200)	(7,200)	(19,400)	(14,900)	(7,900)	(22,800)
Internet	6,600	1,500	8,100	(300)	4,000	3,700
Telephony	7,600	2,800	10,400	(1,800)	11,500	9,700
Total organic RGU net additions (losses)	2,000	(2,900)	(900)	(17,000)	7,600	(9,400)

Customer Relationships
Customer Relationships	5,018,600	505,200	5,523,800	4,912,900	523,900	5,436,800
Q2 Customer Relationship net losses	(7,700)	(6,600)	(14,300)	(16,800)	(6,700)	(23,500)

RGUs per Customer Relationship	2.50	2.18	2.47	2.50	2.08	2.46
Q2 Monthly ARPU per Customer Relationship[18]	£50.56	€53.95	£49.49	£49.95	€52.76	£49.27

Customer Bundling
Single-Play	16.2%	27.6%	17.3%	15.9%	33.6%	17.6%
Double-Play	17.8%	27.3%	18.6%	17.9%	24.5%	18.6%
Triple-Play	66.0%	45.1%	64.1%	66.1%	41.9%	63.8%

Quad-Play[19]	17.1%	n/a	15.6%	16.7%	n/a	15.0%

MOBILE

Mobile Subscribers[20]
Postpaid	2,163,900	—	2,163,900	2,020,300	—	2,020,300
Prepaid	850,500	—	850,500	1,021,000	—	1,021,000
Total Mobile subscribers	3,014,400	—	3,014,400	3,041,300	—	3,041,300

Q2 Postpaid net additions	35,700	—	35,700	62,600	—	62,600
Q2 Prepaid net losses	(28,600)	—	(28,600)	(19,800)	—	(19,800)
Total organic Mobile net additions	7,100	—	7,100	42,800	—	42,800

Q2 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	£13.03	n/a	£13.03	£13.14	n/a	£13.14
Including interconnect revenue	£14.89	n/a	£14.89	£15.37	n/a	£15.37

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following tables reflect preliminary unaudited selected financial results for the three and six months ended June 30, 2015 and 2014.

	Three months ended June 30,		Rebased Change	Six months ended June 30,		Rebased Change
	2015	2014		2015	2014
	in millions, except % amounts
Revenue
Subscription revenue:
Cable	£821.2	£808.7	2.5%	£1,630.5	£1,606.5	2.4%
Mobile	117.7	119.0	(1.2%)	234.0	233.1	0.4%
Total subscription revenue	938.9	927.7	2.0%	1,864.5	1,839.6	2.2%
Business revenue	157.7	151.3	4.2%	313.9	302.7	3.6%
Other revenue	51.1	47.5	32.7%	99.1	99.8	17.6%
Total revenue	£1,147.7	£1,126.5	3.4%	£2,277.5	£2,242.1	2.9%
Geographic revenue
U.K.	£1,084.3	£1,054.3	3.7%	£2,148.5	£2,098.1	3.1%
Ireland	£63.4	£72.2	(1.6%)	£129.0	£144.0	(0.2%)
Segment OCF
Segment OCF	£525.4	£492.9	7.7%	£1,029.4	£971.1	7.1%
Share-based compensation expense	(6.5)	(7.2)		(17.2)	(18.9)
Related-party fees and allocations, net[22]	(14.9)	(8.2)		(34.0)	(19.8)
Depreciation and amortisation	(392.5)	(418.6)		(774.4)	(840.5)
Impairment, restructuring and other operating items, net	(7.9)	(6.7)		(2.8)	(10.9)
Operating income	£103.6	£52.2		£201.0	£81.0

Segment OCF as a percentage of revenue	45.8%	43.8%		45.2%	43.3%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	in millions, except % amounts

Customer premises equipment	£67.3	£81.8	£145.8	£173.9
Scalable infrastructure	62.4	40.7	107.7	83.4
Line extensions	26.4	21.2	54.4	45.1
Upgrade/rebuild	19.8	27.8	39.4	52.3
Support capital	68.7	48.4	126.9	88.3
Property and equipment additions	244.6	219.9	474.2	443.0
Assets acquired under capital-related vendor financing arrangements	(89.0)	(49.9)	(150.8)	(61.4)
Assets acquired under capital leases	(0.8)	(13.0)	(12.9)	(27.6)
Changes in liabilities related to capital expenditures	(11.1)	2.2	(13.7)	(13.0)
Total capital expenditures[23]	£143.7	£159.2	£296.8	£341.0

Property and equipment additions as a percentage of revenue	21.3%	19.5%	20.8%	19.8%

Subscriber Statistics

The second quarter of 2015 showed improved RGU and customer performance compared to the prior-year period, with RGU losses limited to 1,000 and around a 40% reduction in customer losses to 14,000. This year-over-year improvement was driven by the continued strong operating momentum in the U.K., where we added 2,000 RGUs in the seasonally slow second quarter, marking our best Q2 performance in five years. This improvement in the U.K. was driven by our superior products and bundles, resulting in our fourth consecutive quarter of record low churn.

In Ireland, Q2 RGU performance improved compared to the 9,000 RGU loss in Q1. However, the high levels of promotional activity and marketing initiatives from competitors resulted in a 3,000 RGU decrease in Q2 2015. The new summer marketing promotion in Ireland, which commenced in June, is proving popular so far, and we expect this to support our RGU performance in the second half of the year.

Our Q2 ARPU of £49.49 was up 1.4% excluding the effect of FX. This growth was supported by a full quarter's benefit from the February 2015 price rise in both the U.K. and Ireland. This benefit has been partially offset by the impact of VAT changes, which accounted for a £0.69 decrease from our Q2 2014 ARPU.

Notably, the Q2 performance across our three fixed products have improved year-over-year. We added 8,000 broadband and 10,000 telephony RGUs and reduced our video losses to 19,000 RGUs in the second quarter of 2015. We continued to see strong take-up of both our higher-tier internet and next-generation TV services. Over the last 12 months, the proportion of internet subscribers taking speeds of 100 Mbps or higher has doubled to 40%. At the same time, average consumption increased 40% year-over-year to 108 GB per month. Subscriptions to our next-generation TV services, TiVo in the U.K. and Horizon in Ireland, increased by 91,000 during Q2 to 2.9 million, representing 71% of our enhanced video base.

In June, we renegotiated our content deal with BT Group plc adding BT Sport Europe to our current offer of BT Sport 1, BT Sport 2 and ESPN, enhancing our comprehensive line-up of sports programming. This new channel has been available to all of our TV XL customers since August 1, 2015. Virgin Media remains the only provider in the U.K. to offer access to all English Premier League and European football content in the home and on the go. Although the addition of this content will increase our total programming costs, we expect to be able to pass on a substantial portion of the cost increase from this enhanced content deal to our subscribers through a recently-announced £3 price increase to our TV XL package that will become effective in September 2015.

Our strategic focus on cross-selling more profitable postpaid mobile services, including our successful Freestyle mobile proposition, to our cable customers contributed to a 36,000 increase in postpaid mobile subscriptions in Q2. However, our Q2 postpaid additions were below the Q2 2014 additions, reflecting lower growth due to price increases on our SIM-only plans in the second half of 2014. Total mobile additions were 7,000 in Q2, with growth in postpaid being partially offset by a 29,000 decline to our lower value prepaid base.

During the latter part of Q2, we added a total of 54,000 two-way homes passed mainly as part of Project Lightning, our U.K. network extension programme, which was announced in February 2015. Over the past six months we have successfully scaled our operations to deliver an increase in the pace of construction. We have launched regional marketing campaigns in our first two cities, Manchester and Leeds, encouraging customer registrations on www.virginmedia.com/cablemystreet.

In the U.K., a nationwide brand campaign to promote entrepreneurship during H1 has successfully driven a significant increase in customer and prospect awareness of Virgin Media Business in the SOHO and small and medium enterprise market. This campaign, combined with attractive marketing offers and continued growth in Ireland, has helped deliver a 5% increase in our emerging SOHO customer base in Q2.

Financial Summary

Our rebased revenue growth in the U.K. increased to 3.7% in Q2 and 3.1% in H1. This improved growth was slightly offset by revenue declines in Ireland, resulting in total rebased revenue growth of 3.4% in Q2 to £1,148 million and 2.9% in H1 to £2,278 million. These increases were primarily attributable to (i) higher cable subscription revenue due largely to subscriber growth and ARPU improvements that were supported by price rises, (ii) higher mobile handset sales following the November 2014 launch of our Freestyle proposition, which enables customers to purchase a mobile handset independent of a mobile airtime contract, and (iii) higher business revenue, driven by increased data volumes and amortisation of deferred upfront fees on B2B8 contracts. Previously, handset revenue that was contingent upon delivering future airtime services was recognised over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue. The introduction of Freestyle has therefore resulted in an increase to other revenue of £18 million for Q2 and £31 million for H1, and a decline in mobile subscription revenue of £4 million in Q2 and £7 million in H1. Total subscription revenue growth was also partially offset by changes in VAT in January 2015 and May 2014, resulting in reductions in revenue of £13 million in Q2 and £33 million in H1.

In terms of Q2 Segment OCF performance, our rebased Segment OCF growth was powered by strong operating performance in the U.K., which delivered 8.5% rebased Segment OCF growth in Q2 and 7.7% in H1. Including the UPC Ireland results, our Segment OCF increased by 7.7% on a rebased basis to £525 million in Q2 and 7.1% on a rebased basis to £1,029 million in H1. The key driver of Segment OCF growth has been the aforementioned revenue performance while keeping our rebased total cost base relatively flat in Q2 and H1 compared with the prior year. This cost performance has been achieved through (i) the delivery of substantially all of the expected Segment OCF synergies as a result of reorganisation and  integration activities following the acquisition of our U.K. business by Liberty Global, (ii) the favourable impact of certain nonrecurring benefits, including reductions in network infrastructure charges from local authorities (£7 million in Q2 and £12 million in H1) and (iii) £4 million and £8 million of recurring benefits in Q2 and H1, respectively, arising from successful appeals of network infrastructure charges over the last three quarters. The favourable impact of the nonrecurring benefits in Q2 2015 was partially offset by the impact of a £7 million nonrecurring item that reduced programming costs in Q2 2014. Our reported consolidated Segment OCF margins improved by approximately two percentage points to 45.8% and 45.2% for the Q2 and H1 2015 periods, respectively, as compared to 43.8% and 43.3% for the prior-year corresponding periods.

Property and equipment additions increased 11.2% in Q2 to £245 million and 7.0% to £474 million in H1, compared to the comparative prior-year periods. For both periods, the decrease in customer premises equipment, mainly driven by more efficient redeployment of existing equipment, was more than offset by our investment in scalable infrastructure for network capacity, support capital related to our new mobile billing system and new build activity. As a result, property and equipment additions as a percentage of revenue increased from 19.5% in Q2 2014 to 21.3% in Q2 2015 and from 19.8% in H1 2014 to 20.8% in H1 2015.

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and sterling equivalent of the carrying value of Virgin Media's consolidated third-party debt, capital lease obligations and cash and cash equivalents as of the dates indicated:

	June 30,		March 31,
	2015		2015
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facility
Term Loan B (LIBOR + 2.75%) due 2020	$—	£—	£1,580.5
Term Loan D (LIBOR + 3.25%) due 2022	£100.0	99.8	99.8
Term Loan E (LIBOR + 3.50%) due 2023	£849.4	847.5	847.4
Term Loan F (LIBOR + 2.75%) due 2023	$1,855.0	1,170.9	—
Revolving Credit Facility (LIBOR + 2.75%) due 2021	£675.0	—	—
Total Senior Credit Facility		2,118.2	2,527.7

Senior Secured Notes
6.00% GBP Senior Secured Notes due 2021	£990.0	990.0	990.0
5.50% GBP Senior Secured Notes due 2021	£628.4	636.1	636.5
5.375% USD Senior Secured Notes due 2021	$900.0	572.4	606.3
5.25% USD Senior Secured Notes due 2021	$447.9	291.9	309.6
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	270.3	286.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	639.1	336.8
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
6.25% GBP Senior Secured Notes due 2029	£400.0	402.9	402.9
Total Senior Secured Notes		5,014.7	4,780.4

Senior Notes
4.875% USD Senior Notes due 2022	$118.7	76.0	80.5
5.25% USD Senior Notes due 2022	$95.0	60.9	64.5
5.125% GBP Senior Notes due 2022	£44.1	44.4	44.5
6.375% USD Senior Notes due 2023	$530.0	337.1	357.1
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	318.0	336.8
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	326.2	332.5
5.75% USD Senior Notes due 2025	$400.0	254.4	269.5
Total Senior Notes		1,967.0	2,035.4

6.50% USD Convertible Senior Notes due 2016	$54.8	35.9	38.2
Capital Lease Obligations		137.1	155.8
Vendor Financing		144.6	151.6
Total third-party debt and capital lease obligations		9,417.5	9,689.1

Less: cash and cash equivalents		19.4	37.3
Net third-party debt and capital lease obligations[24]		£9,398.1	£9,651.8

Exchange rate (€ to £)		1.4099	1.3836
Exchange rate ($ to £)		1.5725	1.4843

Net third-party debt and capital lease obligations decreased by £254 million during Q2 primarily due to favourable movements in foreign currency exchange rates. During the quarter, we completed the refinancing of our $2.4 billion (£1.5 billion) principal amount Term Loan B through the following activities: (i) in April, we executed a $500 million (£318 million) principal amount tap on the 5.25% senior secured notes due 2026 issued at 101% of par resulting in cash proceeds of $505 million (£321 million); and (ii) in June, we refinanced the remainder of our $1,855 million (£1,180 million) Term Loan B with a new dollar-denominated Term Loan F that has a June 2023 maturity and the same margin of LIBOR +2.75%. In addition, in June we refinanced our Revolving Credit Facility increasing its size by £15 million to £675 million in total, extending the maturity from June 7, 2019 to December 31, 2021 and reducing the margin from LIBOR +3.25% to LIBOR +2.75%.

Following these financing activities, our fully-swapped third-party debt borrowing cost25 has remained relatively stable sequentially and year-over-year at 5.6% and the average tenor of our third-party debt has improved from 7.6 years at Q2 2014 to 8.3 years at the end of Q2 2015.

Based on the results for Q2 2015, and subject to the completion of our Q2 2015 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualised EBITDA (last two quarters annualised) was 3.61x and (ii) the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.57x, each as defined in, and calculated in accordance with, the Senior Credit Facility. As of June 30, 2015, we had maximum undrawn commitments of £675 million. When the June 30, 2015 compliance reporting requirements are completed, we anticipate the maximum amount of unused commitments will continue to be available.

This page intentionally left blank

Unitymedia Reports Preliminary Q2 2015 Results

Regained RGU Momentum in Q2 Along with Continued ARPU Growth
Initiated New Build Trial and Announced Public WiFi Roll-Out
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia ("NRW"), Hesse and Baden-Württemberg. We provide cable television services, as well as internet and telephony services, under our "Unitymedia" brand to 7.1 million customers who reside in our fiber-rich footprint.

Operating and financial highlights*:

•	Q2 net additions of 92,000 RGUs[3], supported by reduced churn across all three products as compared to Q1 and the "summer deal" promotion, which we launched in June

◦	Added 56,000 broadband internet and 44,000 telephony RGUs in Q2, both up sequentially

◦	With 34,000 additions in Q2, our Horizon TV subscriber base crossed the 350,000 mark

◦	Over 20% of Q2 broadband gross additions selected one of our triple-play packages with Maxdome subscription-based video-on-demand ("SVoD") content

•	Continued product innovation with the announcement of our public hotspot network launch in the second half of 2015, bringing public ‘WifiSpots’ to around 100 German cities

◦	Planning to create the largest WiFi network in the three states we operate in, with seamless connectivity access for our customers

•	Strengthened our business-to-business ("B2B") portfolio with WiFi solutions for business clients with a retail focus and started the roll-out of 250 Mbps broadband speeds in selected areas

•	Began demand-led single-dwelling unit ("SDU") new build trials across four cities in our footprint

•	To promote our digital offering, we added four more high definition ("HD") channels to our basic cable offer in July and reduced the number of analog channels

•	Relaunched product portfolio in August, with more attractive price points and new broadband-only offers for consumers as compared to the March portfolio

•	Monthly ARPU[18] per customer grew 7% to €22.94 in Q2, supported by Q1 broadband price increase

•	Revenue increased 7% to €538 million in Q2 and 6% to €1,076 million YTD

•	Adjusted Segment EBITDA[30] up 7% in both Q2 to €337 million and YTD to €671 million

•	Net loss was €1 million in Q2 and €41 million YTD

•	Property, equipment and intangible asset additions[11] were 25% of revenue in Q2 and 26% YTD

* The financial figures contained in this release are prepared in accordance with EU-IFRS33. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s condensed consolidated financial statements under U.S. GAAP36. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2015	2014

Footprint
Homes Passed[12]	12,732,800	12,658,700
Two-way Homes Passed[13]	12,460,500	12,321,600

Subscribers (RGUs)
Basic Video[14]	5,112,200	5,317,600
Enhanced Video[15]	1,405,200	1,267,300
Total Video	6,517,400	6,584,900

Internet[4]	2,986,600	2,742,900
Telephony[17]	2,818,700	2,621,400
Total RGUs	12,322,700	11,949,200

Q2 Organic RGU Net Additions (Losses)
Basic Video	(19,300)	(27,200)
Enhanced Video	11,800	27,300
Total Video	(7,500)	100

Internet	55,600	81,700
Telephony	43,600	42,100
Total organic RGU net additions	91,700	123,900

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[28]	21.6%	19.2%
Internet as % of Two-way Homes Passed[29]	24.0%	22.3%
Telephony as % of Two-way Homes Passed[29]	22.6%	21.3%

Customer Relationships
Customer Relationships[2]	7,120,300	7,098,800
RGUs per Customer Relationship	1.73	1.68
Q2 Monthly ARPU per Customer Relationship	€22.94	€21.40

Customer Bundling
Single-Play	58.8%	61.8%
Double-Play	9.4%	8.1%
Triple-Play	31.8%	30.1%

Mobile Subscribers(20)
Total Mobile subscribers	336,300	276,400
Q2 organic Mobile net additions	22,100	21,100

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following tables reflect preliminary unaudited selected financial results for the three and six months ended June 30, 2015 and 2014.

	Three months ended June 30,			Six months ended June 30,
	2015	2014	Change	2015	2014	Change
	in millions, except % amounts

Revenue	€537.7	€503.6	6.8%	€1,076.0	€1,012.3	6.3%

Adjusted Segment EBITDA	€336.8	€315.6	6.7%	€671.1	€628.2	6.8%

Depreciation and amortization	(195.8)	(177.3)		(385.3)	(354.1)
Impairment, restructuring and other operating items, net	(0.5)	(1.0)		(0.8)	(2.6)
Share-based compensation expense	(1.1)	(0.6)		(2.1)	(1.2)
Related-party fees and allocations[22]	(29.6)	(22.4)		(63.0)	(48.9)
Earnings before interest and taxes ("EBIT")	109.8	114.3		219.9	221.4

Net financial and other expense	(100.9)	(133.9)		(245.6)	(267.2)
Income tax expense	(10.0)	(10.3)		(15.3)	(4.8)
Net loss	€(1.1)	€(29.9)		€(41.0)	€(50.6)

Adjusted Segment EBITDA as % of Revenue	62.6%	62.7%		62.4%	62.1%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	in millions, except % amounts

Customer premises equipment	€21.1	€27.7	€55.8	€52.7
Scalable infrastructure	24.3	15.1	42.2	29.2
Line extensions/new build	11.2	10.2	22.7	22.2
Upgrade/rebuild	40.2	29.8	80.2	66.6
Support capital	2.9	4.9	13.1	12.5
Capitalized subscriber acquisition costs	19.6	18.1	41.0	34.8
Software and licenses	13.4	10.7	25.7	23.0
Property, equipment and intangible asset additions	132.7	116.5	280.7	241.0

Assets acquired under capital-related vendor financing arrangements	(33.5)	(21.3)	(73.0)	(40.9)
Changes in liabilities related to capital expenditures	0.3	15.2	7.8	17.3
Total capital expenditures[23]	€99.5	€110.4	€215.5	€217.4

Property, equipment and intangible asset additions as a % of revenue	24.7%	23.1%	26.1%	23.8%

Subscriber Statistics

During Q2, our sales efforts focused on our higher-priced product portfolio with enhanced value propositions such as Maxdome SVoD content, DVR functionality and more live TV channels available out-of-home. At the same time, we faced intensified competitive efforts from the incumbent, who began using localized pricing and city-tailored marketing. Nevertheless, our churn levels normalized in Q2 compared to the elevated churn we experienced in Q1, which was partly due to the price increase we implemented for 1.3 million of our broadband subscribers. While our 92,000 RGU additions in Q2 2015 were below the prior year's Q2 result, we successfully managed to balance volume and price gains, increasing our monthly ARPU per customer by 7% year-over-year. In combination with the Q1 2015 result, this is our strongest six-month ARPU growth in two years.

Our video attrition in Q2 was limited to 8,000 video RGUs, with positive contributions from our multi-dwelling unit ("MDU") video business. The video performance did have a difficult comparison year-over-year, because Q2 2014 represented the best video performance in the company's history. Our next-generation video platform Horizon TV, which is mainly bundled with our high-tier triple-play packages, added 34,000 subscribers during Q2. As of June 30, 2015, we had 359,000 Horizon TV subscribers, representing 26% of our enhanced video base or only 6% penetration of our total video base, which provides a substantial upsell opportunity for many years to come.

Our broadband internet RGU growth of 56,000 in Q2 exceeded the muted 35,000 level of Q1 2015 following the aforementioned broadband price increase. Our Q2 internet performance was 26,000 RGUs lower than the additions in Q2 2014, partially due to our higher-priced portfolio offered this year. However, our telephony RGU additions of 44,000 were broadly in line with the prior-year period. During both June and July, we ran a "summer deal" campaign, which focused on our core double-play internet and voice bundle. As part of this offering, we extended our promotional pricing from nine months to 24 months in order to stimulate competitor DSL customers to switch to our network during a seasonally weaker period. In August, we returned to our regular promotional campaigns with focus on our high-value bundles, highlighting our broadband superiority. Despite the incumbent's ongoing VDSL roll-out, we remain the speed leader, offering speeds of up to 200 Mbps across our consumer footprint. With future broadband speed increases on our product roadmap, we remain well positioned for continued broadband growth.
To give our customers the benefit of our powerful network outside of the home, we announced a public 'WifiSpot' roll-out in the second half of the year in around 100 cities throughout our footprint. In the three states we operate in, we are also planning to offer consumers a seamless WiFi experience, including unlimited data access for our customers. Furthermore, we introduced a B2B WiFi solution that enables retail and service shops to provide their customers a convenient WiFi experience. Additionally, in July, we increased the top speed in our small office/home office ("SOHO") product portfolio to 250 Mbps in selected areas. Both of these measures are expected to drive further subscriber growth in the under-penetrated SOHO segment.
As part of our growth strategy, we are further investigating opportunities to increase our network coverage via new build, as well as in-home wiring builds and upgrades in MDUs that currently offer their tenants TV service via satellite. In late Q2, we initiated a first SDU new build trial in four cities in the state of NRW to address potential households to connect to our network on a demand-led basis and to acclimate the internal organization to this new go-to-market approach.

Financial Summary

Our revenue in Q2 and H1 increased 7% to €538 million and 6% to €1,076 million, respectively, compared to the prior-year periods. This growth was primarily attributable to higher cable subscription revenue, driven by an increase in ARPU and growth in subscribers. On a YTD basis, this was partially offset by the €9 million negative impact of a favorable revenue settlement during Q1 2014, of which €8 million positively impacted our Adjusted Segment EBITDA in the prior-year period. We delivered 7% Adjusted Segment EBITDA growth for Q2 and YTD, primarily due to the aforementioned revenue growth drivers that were only partially offset by increases in staff-related costs and programming and copyright costs.

Our property, equipment and intangible asset additions were 25% of revenue in Q2 2015, compared to 23% in the prior-year period. On a YTD basis, our property, equipment and intangible asset additions were 26% of revenue, compared to 24% in the prior-year period. These increases were largely attributable to (i) increases in upgrade/rebuild spend, driven by higher investments for in-home and B2B installations and (ii) increases in scalable infrastructure spend, including higher backbone investments and node splits.

For 2015, we now expect our property, equipment and intangible asset additions to range between 25% and 27% of revenue, with the incremental investments partially related to certain trial network expansion projects.

Summary of Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and euro equivalent of the carrying value of Unitymedia's consolidated third-party debt, finance lease obligations and cash and cash equivalents as of the dates indicated:

	June 30, 2015		March 31, 2015
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facilities
Super Senior Revolving Credit Facility (Euribor+2.25%) due 2020	€80.0	€—	€—
Senior Revolving Credit Facility (Euribor+2.75%) due 2020	€420.0	—	—
Total Senior Credit Facilities		—	—

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€585.0	585.0	585.0
5.125% EUR Senior Secured Notes due 2023	€450.0	450.0	450.0
5.500% USD Senior Secured Notes due 2023	$1,000.0	896.6	932.1
5.625% EUR Senior Secured Notes due 2023	€315.0	315.0	315.0
5.750% EUR Senior Secured Notes due 2023	€450.0	450.0	450.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	493.1	512.7
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		5,164.7	5,219.8

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	807.0	838.9
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,507.0	1,538.9

Finance lease obligations		5.1	5.2
Vendor financing		126.3	115.9
Accrued third-party interest, net of transaction costs		99.8	36.2
Total third-party debt and finance lease obligations		6,902.9	6,916.0

Less: cash and cash equivalents		3.2	8.7
Net third-party debt and finance lease obligations[24]		€6,899.7	€6,907.3

Exchange rate ($ to €)		1.1153	1.0728

At June 30, 2015, our fully-swapped third-party debt borrowing cost25 was 4.9%, in line with Q1 as we did not have any refinancing activity during Q2. The average tenor of our third-party debt exceeds 9 years. Based on the results for Q2 2015, and subject to the completion of our Q2 2015 compliance reporting requirements, (i) the ratio of Senior Secured Debt to Annualized EBITDA (last two quarters annualized) was 3.76x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.84x, each as defined in, and calculated in accordance with, our Senior Revolving Credit Facilities. As of June 30, 2015, we had maximum undrawn commitments of €500 million. When the June 30, 2015 compliance reporting requirements are completed, we anticipate the full amount of unused commitments will be available.

This page intentionally left blank

Ziggo Reports Preliminary Q2 2015 Results

Significant Progress Made on Synergy Plan and New Quality Program in Place to Improve Operational Performance
Ziggo Group Holding B.V. ("Ziggo") is one of the leading Dutch providers of entertainment, information and communication through television, internet and telephony services, providing 9.8 million service subscriptions to its 4.2 million customers.

Operating and financial highlights*:

•	Our second quarter performance of 87,000 RGU[3] net losses was impacted by continued operational challenges and strong competition

◦	Operational challenges following our network and product harmonization and integration work resulted in continued elevated churn levels during Q2

◦	Sales were adversely impacted by price increases in combination with a continued competitive environment

◦	Launched a new high-value portfolio in mid-April, centered around Horizon TV, MyPrime, Replay TV and our superior broadband speeds, under the unified Ziggo brand

◦	Quality program implemented to improve operational performance and customer experience

•	Significant progress on integration plan, with synergy benefits expected to accelerate in H2 2015

◦	Works councils go ahead secured and reorganization to be implemented in Q4 2015

•	Steady quarter for Horizon TV additions in Q2 with 62,000 new subscribers, growing total next-generation TV base to 437,000

◦	Popular multi-screen service "Horizon Go" crossed the 500,000 unique user mark in Q2

◦	Our SVoD service, MyPrime, is gaining traction with over 200,000 active users in June

•	Launched summer campaign in July, centered around Horizon TV product, supported by an attractive six-month promotional period

•	Gained 20,000 new mobile subscribers in Q2, increasing our total base to 179,000

◦	Preparing for the launch of our 4G mobile services later this year

•	Rebased[5] revenue decreased 2% to €618 million in Q2 and 1% to €1,246 million in H1

◦	Impacted by RGU losses over the last twelve months

◦	Q2 Monthly ARPU[18] per customer was up 2% year-over-year to €44.52

•	Rebased Segment OCF[9] declined by 5% to €336 million in Q2 and by 4% to €662 million in H1

◦	Segment OCF H1 decrease impacted by €22 million of expenses associated with our integration, network and product harmonization, and rebranding efforts

•	Operating income was €32 million in Q2 2015 as compared to €84 million in the prior-year period

•	Property and equipment additions[11] were 19% of revenue in Q2, as compared to 21% in Q2 2014, primarily driven by rationalization of non-CPE projects following the integration

* The financial figures contained in this release are prepared in accordance with U.S. GAAP36. The financial and operating information included herein as of and for the three and six months ended June 30, 2014, and for other periods that precede the November 11, 2014 acquisition date of Ziggo, is presented on a pro forma basis that gives effect to the transfers of Ziggo Holding B.V. (“Ziggo Holding”) and UPC Nederland B.V. (“UPC Nederland”) into Ziggo (collectively, “the Netherlands Reorganization”) as if they had occurred on January 1, 2014. Financial and operating information included in this release for all other periods is presented on a historical basis unless otherwise noted. For additional information, see footnote 32 on page 43.

Operating Statistics Summary

	As of and for the three months ended June 30,
	Q2 2015	Q2 2014
	Historical	Pro forma[32]
Footprint
Homes Passed[12]	7,006,900	6,961,200
Two-way Homes Passed[13]	6,992,300	6,948,200

Subscribers (RGUs)[27]
Basic Video[14]	835,500	986,400
Enhanced Video[15]	3,347,800	3,379,800
Total Video	4,183,300	4,366,200
Internet[4]	3,065,700	3,020,700
Telephony[17]	2,549,100	2,585,600
Total RGUs	9,798,100	9,972,500

Organic RGU Net Additions (Losses)
Basic Video	(36,300)	(35,600)
Enhanced Video	(20,300)	16,200
Total Video	(56,600)	(19,400)
Internet	(10,600)	37,700
Telephony	(19,500)	5,100
Total organic RGU net additions (losses)	(86,700)	23,400

Penetration
Enhanced Video Subscribers as a % of Total Video Subscribers[28]	80.0%	77.4%
Internet as a % of Two-way Homes Passed[29]	43.8%	43.5%
Telephony as a % of Two-way Homes Passed[29]	36.5%	37.2%

Customer Relationships
Customer Relationships[2]	4,185,300	4,368,400
RGUs per Customer Relationship	2.34	2.28
Monthly ARPU per Customer Relationship	€44.52	€43.69

Customer Bundling
Single-Play	24.9%	29.0%
Double-Play	16.2%	13.5%
Triple-Play	58.9%	57.5%

Mobile Subscribers(20)
Total Mobile subscribers	178,800	73,700
Q2 organic Mobile net additions	20,400	19,900

Q2 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	€12.87	€15.98
Including interconnect revenue	€14.31	€17.87

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following tables reflect preliminary unaudited selected financial results for the three and six months ended June 30, 2015 and 2014.

	Three months ended June 30,		Change		Six months ended June 30,		Change
	2015	2014	Pro forma %	Rebased %	2015	2014	Pro forma %	Rebased %
	Historical	Pro forma[32]			Historical	Pro forma[32]
	in millions, except % amounts
Revenue	€617.9	€637.2	(3.0%)	(2.2%)	€1,245.7	€1,264.7	(1.5%)	(0.8%)
Segment OCF
Segment OCF	€335.7	€356.3	(5.8%)	(4.9%)	€661.5	€697.3	(5.1%)	(4.3%)
Share-based compensation expense	(1.1)	(1.0)			(2.2)	(1.3)
Related-party fees and allocations[22]	(25.5)	(38.0)			(65.1)	(74.0)
Depreciation and amortization	(273.8)	(233.3)			(543.3)	(465.9)
Impairment, restructuring and other operating items, net	(2.9)	(0.2)			(9.2)	(1.9)
Operating income	€32.4	€83.8			€41.7	€154.2

Segment OCF as a percentage of revenue	54.3%	55.9%			53.1%	55.1%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	Historical	Pro forma[32]	Historical	Pro forma[32]
	in millions, except % amounts

Customer premises equipment	€49.5	€35.4	€88.1	€74.4
Scalable infrastructure	22.6	21.1	49.4	41.5
Line extensions	14.4	12.2	28.9	23.1
Upgrade/rebuild	14.2	19.7	25.8	40.8
Support capital	17.9	45.5	34.3	89.9
Property and equipment additions	118.6	133.9	226.5	269.7
Assets acquired under capital-related vendor financing arrangements	(13.9)	(4.5)	(17.8)	(7.5)
Assets acquired under capital leases	—	(0.7)	(2.8)	(2.5)
Changes in liabilities related to capital expenditures	8.0	(3.6)	11.4	(2.5)
Total capital expenditures[23]	€112.7	€125.1	€217.3	€257.2

Property and equipment additions as a percentage of revenue	19.2%	21.0%	18.2%	21.3%

Subscriber Statistics

During the second quarter of 2015, Ziggo lost 87,000 RGUs as a result of lower sales and higher churn, due in part to continued operational challenges associated with our network and product harmonization and integration work. In addition, our Q2 RGU performance was adversely impacted by the continued competitive environment, in combination with price increases across our existing customer base and acquisition portfolio. Following the launch of our unified portfolio under the Ziggo brand in mid-April, and in an effort to facilitate a controlled and smooth introduction of the Horizon product in the former Ziggo footprint, we kept sales campaigns at relatively low levels until mid-May. As a result, we experienced lower than expected awareness of our Ziggo brand in the former UPC footprint and muted traction during Q2 with respect to our high-value portfolio, which includes Horizon TV, MyPrime and Replay TV. In July, we initiated a new program with a focus on video quality to improve operational performance and the customer experience.

In terms of product performance, our video attrition in Q2 was 37,000 RGUs higher as compared to Q2 2014, mainly as a result of lower sales and higher churn on our legacy digital video platforms. On the other hand, our next-generation TV platform performed well in Q2 following the launch of our unified portfolio in our now nation-wide footprint. We added 62,000 new Horizon TV subscribers in Q2, increasing our Horizon TV base to 437,000. We believe there is ample opportunity for growth with Horizon TV from the current penetration level of 13% of our total enhanced video base. In connection with the increased video attrition in Q2, our broadband internet RGUs declined by 11,000 in the second quarter of 2015, resulting in flat broadband internet additions YTD.

During Q2, we lost 20,000 telephony RGUs due to increased demand from 'mobile-only' households for dual-play bundles that exclude the fixed-line telephony product, in addition to the operational and competitive challenges previously mentioned. With respect to our mobile business, we added 20,000 subscribers during Q2 to reach a total of 179,000 mobile subscribers. This represents just a 4% penetration rate of our cable customer base and, in combination with a targeted convergence strategy supported by the expected launch of 4G mobile services later this year, provides us with significant growth opportunity.

Our Q2 ARPU per customer relationship rose by 2% year-over-year to €44.52, due in part to the positive impact of price increases.

Financial Summary

On a rebased basis, total revenue decreased 2% to €618 million and 1% to €1,246 million during the three and six months ended June 30, 2015, respectively, compared to the corresponding prior-year periods. These decreases are primarily attributable to decreases in (i) cable subscription revenue, driven by lower average numbers of RGUs and, for the three-month comparison, lower product ARPU and (ii) other revenue from set-top box sales due to increased emphasis on the rental of set-top boxes in the former Ziggo footprint. These revenue declines were partially offset by higher mobile subscription revenue, primarily attributable to growth in the average numbers of subscribers.

From a rebased perspective, Segment OCF decreased 5% to €336 million in Q2 and 4% to €662 million in H1. The declines in Segment OCF are primarily due to the aforementioned decreases in revenue as well as €8 million and €22 million during the three and six months ended June 30, 2015, respectively, of expenses associated with the integration, network and product harmonization, and rebranding efforts.
The decreases in property and equipment additions in absolute terms and as a percent of revenue, for both Q2 and H1, are primarily attributable to lower non-CPE additions, as certain projects initiated by Ziggo in the pre-acquisition periods were stopped. These decreases were partly offset by increases in CPE spend related to the roll-out of Horizon TV in the former Ziggo footprint.
Looking ahead, given the lack of recent subscriber growth and the current competitive environment, we expect the second half of 2015 to remain challenging especially with respect to rebased revenue growth. We have made significant progress on the Ziggo synergy plan and we expect the program will favorably impact Segment OCF in the second half of 2015. Our new promotions highlight the value of our bundles and brand, and we will continue to invest in product development to strengthen our position in the market.

Summary of Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and euro equivalent of the carrying value of Ziggo's consolidated third-party debt, capital lease obligations and cash and cash equivalents as of the dates indicated:

	June 30,		March 31,
	2015		2015
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facilities
Term Loan B (LIBOR + 2.75%) USD due 2022	$2,350.0	€2,078.0	€2,159.2
Term Loan B (EURIBOR + 3.00%) EUR due 2022	€2,000.0	1,981.0	1,980.4
New Ziggo Credit Facility (EURIBOR + 3.75%) EUR due 2021	€689.2	689.2	689.2
Ziggo Revolving Facilities EUR due 2020	€650.0	200.0	—
3.75% EUR Senior Secured Proceeds Loan due 2025	€800.0	800.0	800.0
4.625% EUR Senior Proceeds Loan due 2025	€400.0	400.0	400.0
5.875% USD Senior Proceeds Loan due 2025	$400.0	358.6	372.9
Elimination of the Proceeds Loans in consolidation		(1,558.6)	(1,572.9)
Total Senior Credit Facilities		4,948.2	4,828.8

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2020	€71.7	73.6	73.7
3.75% EUR Senior Secured Notes due 2025	€800.0	800.0	800.0
Total Senior Secured Notes		873.6	873.7

Senior Notes
7.125% EUR Senior Notes due 2024	€743.1	813.2	814.7
4.625% EUR Senior Notes due 2025	€400.0	400.0	400.0
5.875% USD Senior Notes due 2025	$400.0	358.6	372.9
Total Senior Notes		1,571.8	1,587.6

Vendor financing		20.9	3.3
Capital lease obligations		0.4	0.4
Total third-party debt and capital lease obligations		7,414.9	7,293.8

Less: cash and cash equivalents		10.1	87.4
Net third-party debt and capital lease obligations[24]		€7,404.8	€7,206.4

Exchange rate ($ to €)		1.1153	1.0728

At June 30, 2015, our fully-swapped third-party debt borrowing cost25 was 5.1% and the average tenor of our third-party debt exceeded 7 years. Based on the results for Q2 2015, and subject to the completion of our Q2 2015 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualized EBITDA (last two quarters annualized) was 3.90x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 4.95x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. As of June 30, 2015, we had maximum undrawn commitments of €450 million. When the June 30, 2015 compliance reporting requirements are completed, we anticipate €409 million will be available.

On July 28, 2015, the commitments under the Ziggo Revolving Credit Facilities were increased by €150 million.

This page intentionally left blank

UPC Holding Reports Preliminary Q2 2015 Results
Q2 Growth Led by Swiss/Austrian Operations
77,000 RGU Additions and Continued Focus on Product Enhancements
UPC Holding B.V. ("UPC Holding") connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms in seven countries that connected 6.7 million customers subscribing to 12.3 million television, broadband internet and telephony services as of Q2 2015.

Operating and financial highlights*:

•	Q2 net additions of 77,000 RGUs[3], which represents an increase of over 80% year-over-year

◦	Video attrition in Q2 was nearly cut in half, both on a sequential and year-over-year basis

◦	Broadband RGU additions of 48,000 in Q2 were in line with the prior-year period, while telephony RGU additions of 51,000 increased by over 50%

◦	Q2 ARPU[18] per customer up 2% year-over-year on an FX-neutral[7] basis to €27.68

◦	Mobile base increased by 14,000 postpaid subscribers in Q2 to 53,000, supported by the successful commercial launch of our full-MVNO in Austria

•	Strengthened customer propositions through innovative product development

◦	Introduced Horizon TV in the Czech Republic in May and expanded "Replay TV" functionality in Switzerland in June

◦	Record quarter of Horizon TV additions in Q2 with 50,000 new subscribers, increasing our total next generation video base to 308,000

◦	Horizon Go, our multi-screen video service, now live in all seven markets and seeing traction

◦	2.0 million WiFi-spots across footprint, up 180,000 during Q2

◦	Expanded 500 Mbps broadband top speed across majority of footprint in Switzerland in June

◦	Upgraded over 140,000 legacy boxes in the Czech Republic, providing customers access to our Horizon user-interface ("UI") with additional functionality to follow in future releases

◦	Preparing for the launch of our Long Term Evolution ("LTE") mobile services in Switzerland later this year

•	Rebased[5] revenue growth of 2% in Q2 and 2.5% in H1, respectively, reaching €1.3 billion in H1

◦	Driven by stable Swiss/Austrian rebased revenue growth of 3% for both periods

•	Rebased Segment OCF[9] increased 1% in Q2 and remained broadly flat for H1 period, respectively

◦	Swiss/Austrian business delivered 2% rebased Segment OCF growth in both Q2 and YTD

•	Property and equipment additions[11] were 26% and 21% of revenue in Q2 and H1, respectively

◦	Increasing focus on network expansion in Central and Eastern Europe ("CEE") region

* The financial figures contained in this release are prepared in accordance with U.S. GAAP36. During Q1 2015, Liberty Global completed certain internal reorganizations of its broadband and wireless communications businesses in Europe that resulted in the transfer of (i) UPC Broadband Ireland Ltd. and its subsidiaries, (ii) UPC Nederland B.V. and its subsidiaries and (iii) certain entities (the "Corporate Entities") from UPC Holding to certain other Liberty Global subsidiaries outside of UPC Holding (collectively, the "Common Control Transfers"). The Corporate Entities incur central and other administrative costs that are allocated to Liberty Global’s operating subsidiaries, including UPC Holding following the transfer of the Corporate Entities. We have accounted for the Common Control Transfers at carryover basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to these transactions for all periods presented.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2015	2014

Footprint
Homes Passed[12]	12,408,500	11,945,300
Two-way Homes Passed[13]	12,125,700	11,546,500

Subscribers (RGUs)[27]
Basic Video[14]	1,686,400	1,930,600
Enhanced Video[15]	3,501,500	3,344,700
DTH[26] and MMDS[16]	780,900	746,100
Total Video	5,968,800	6,021,400

Internet[4]	3,838,700	3,599,900
Telephony[17]	2,511,200	2,375,000
Total RGUs	12,318,700	11,996,300

Q2 Organic RGU Net Additions (Losses)
Basic Video	(52,400)	(89,600)
Enhanced Video	29,900	67,400
DTH and MMDS	200	(19,300)
Total Video	(22,300)	(41,500)

Internet	48,000	50,400
Telephony	51,300	32,900
Total organic RGU net additions	77,000	41,800

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[28]	67.5%	63.4%
Internet as % of Two-way Homes Passed[29]	31.7%	31.2%
Telephony as % of Two-way Homes Passed[29]	20.7%	20.6%

Customer Relationships
Customer Relationships[2]	6,734,600	6,752,600
RGUs per Customer Relationship	1.83	1.78
Q2 Monthly ARPU per Customer Relationship	€27.68	€25.10

Customer Bundling
Single-Play	48.7%	51.9%
Double-Play	19.6%	18.6%
Triple-Play	31.7%	29.5%

Mobile Subscribers(20)
Total Mobile subscribers	53,400	23,100
Q2 organic Mobile net additions	13,800	—

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following tables reflect preliminary unaudited selected financial results for the three and six months ended June 30, 2015 and 2014.

	Three months ended June 30,			Rebased Change	Six months ended June 30,		Rebased Change
	2015		2014		2015	2014
	in millions, except % amounts
Revenue
Switzerland/Austria	€405.5		€347.6	2.8%	€795.6	€686.0	3.3%
Central and Eastern Europe	241.4		236.6	1.4%	479.4	472.8	1.1%
Total	€646.9		€584.2	2.3%	€1,275.0	€1,158.8	2.5%

Segment OCF
Switzerland/Austria	€234.5		€202.2	1.8%	€455.4	€395.2	2.2%
Central and Eastern Europe	106.9		107.2	(0.8)%	211.8	222.6	(5.1)%
Other	(0.1)		(0.3)	N.M.	(0.1)	(0.6)	N.M.
Total Segment OCF	341.3		309.1	0.9%	667.1	617.2	(0.2)%

Share-based compensation expense	(1.8)	—	(2.0)		(3.6)	(3.9)
Related-party fees and allocations, net[22]	(66.0)		(56.0)		(131.4)	(118.9)
Depreciation and amortization	(148.8)		(129.3)		(292.4)	(257.2)
Impairment, restructuring and other operating items, net	0.3		1.0		(9.7)	1.8
Operating income	€125.0		€122.8		€230.0	€239.0

Segment OCF as percentage of revenue	52.8%		52.9%		52.3%	53.3%

N.M. - not meaningful

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	in millions, except % amounts
Customer premises equipment	€79.9	€41.5	€126.3	€99.3
Scalable infrastructure	24.4	28.7	38.5	46.0
Line extensions	25.0	11.6	38.1	22.1
Upgrade/rebuild	17.4	13.8	30.4	25.9
Support capital	18.9	11.9	28.0	21.1
Property and equipment additions	165.6	107.5	261.3	214.4
Assets acquired under capital-related vendor financing arrangements	(163.5)	(72.4)	(285.8)	(152.8)
Assets contributed by parent company[31]	(3.1)	(3.7)	(7.5)	(8.9)
Assets acquired under capital leases	(0.2)	(0.2)	(0.6)	(0.3)
Changes in current liabilities related to capital expenditures	26.9	41.8	83.4	68.8
Total capital expenditures[23]	€25.7	€73.0	€50.8	€121.2

Regional Property and Equipment Additions
Switzerland/Austria	€74.8	€61.9	€125.2	€115.7
Central and Eastern Europe	58.5	44.2	101.8	77.8
Other[35]	32.3	1.4	34.3	20.9
Total	€165.6	€107.5	€261.3	€214.4

Property and equipment additions as a percentage of revenue	25.6%	18.4%	20.5%	18.5%

Subscriber Statistics

Our RGU additions of 77,000 in Q2 were a significant improvement both sequentially and on a year-over-year basis. The year-over-year improvement, which was supported by product enhancements and new product launches that we implemented earlier in the year, was led by the lowest Q2 video attrition since 2006 and a higher take-up of our telephony product, while broadband additions remained broadly stable at 48,000 RGUs. From a regional perspective, this result was powered by the doubling of our net additions in the CEE region to 52,000. Meanwhile, the Swiss/Austrian business delivered robust RGU additions of 25,000, up almost 40% as compared to the prior-year period. With approximately half of our 6.7 million customer base still subscribing to only one product, our strategy remains focused on upselling our bundled fixed-line services, as well as our mobile products, to these customers. Our Q1 price increases contributed to the continued increase of our ARPU per customer in Q2, which was up 2% on an FX-neutral basis to €27.68, as compared to Q2 2014. This was led by our Swiss operation with a 6% FX-neutral ARPU growth rate over the same prior-year period.

In terms of product performance, we improved our video attrition during Q2 by nearly 50% or 19,000 RGUs as compared to the prior-year period. This was led by our direct-to-home ("DTH") platform in CEE and supported by improvements in Poland and the Czech Republic. During the second quarter, we continued to enhance our customers' video experience with our next-generation video platform, Horizon TV, which is now live in three UPC countries and which delivered record new subscribers of 50,000 in Q2. In addition, we expanded Horizon Go, our multi-screen video service with in- and out-of-home content capabilities, to all our UPC countries. We experienced continued traction across the entitled base with the highest relative usage in Austria, followed by the Czech Republic and Poland. And finally, in Switzerland we expanded the catch-up functionality of "Replay TV" so that it now captures all significant linear content for the past seven days, as compared to the 30 hours offered earlier in the year. In addition, Switzerland's linear content was expanded in July when it added 19 HD premium channels from Teleclub, increasing the total HD offering to over 110 channels, across all devices.

Our Q2 broadband internet RGU additions of 48,000 were broadly in line with the prior-year period, as a better take-up in Switzerland was offset by lower net additions in the CEE region, mainly coming from our Polish business due to continued fierce competition. In July, we expanded our top speed of 500 Mbps across the vast majority of the Swiss footprint, consolidating our speed leadership in the majority of that country. In terms of fixed-line telephony, our RGU additions of 51,000 in Q2 represented an improvement of 18,000 year-over-year, primarily driven by the success of our low-tier telephony product in Switzerland. At the same time, we added 14,000 postpaid mobile subscribers in Q2, including 9,000 in Switzerland/Austria.

Financial Summary

On a rebased basis, total revenue increased 2% for the three months and 2.5% for the six months ended June 30, 2015, to €647 million and €1,275 million, respectively, as compared to the corresponding prior-year periods. These increases are attributable to revenue growth in our Swiss/Austrian segment and, to a lesser extent, our CEE operations. Our Swiss/Austrian segment delivered 3% rebased revenue growth during both the three and six months ended June 30, 2015, mainly attributable to increases in cable subscription revenue that were driven by higher ARPU and growth in subscribers. The rebased revenue growth at our CEE operation of 1% during both the three- and six-month periods was primarily driven by subscriber growth in Romania, Hungary and Poland that was only partially offset by lower ARPU primarily at UPC DTH, where we experienced an increase in VAT effective January 1, 2015. The total negative revenue impact of this recurring VAT change was €3 million and €6 million in Q2 and H1, respectively.

Rebased Segment OCF increased 1% to €341 million during Q2 and stayed broadly flat at €667 million during H1, as compared to the corresponding periods in 2014. Our Swiss/Austrian business reported 2%

rebased Segment OCF growth for both Q2 and H1, as compared to the prior-year periods, primarily as a result of the aforementioned revenue increases, which were only partially offset by increases in programming and copyright as well as marketing and sales costs. Our CEE operations reported declines of 1% and 5% in rebased Segment OCF for Q2 and H1, respectively, compared to the corresponding prior-year periods. These decreases include the impact of the aforementioned revenue drivers and, for the six-month period, the negative impact of a €5 million favorable nonrecurring settlement recorded in Poland during Q1 2014.

Our property and equipment additions were 26% of revenue in Q2 2015, as compared to 18% in the prior-year period. For H1, property and equipment additions were 21% of revenue, up from 19% in the respective prior-year period. The increases in both 2015 periods were mainly related to an inventory build-up of centrally-procured customer premises equipment. A portion of this build-up is attributable to the launch of Horizon in the Czech market during Q2. In addition, higher investments in line extensions in CEE contributed to the increase.

Summary of Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and euro equivalent of the carrying value of UPC Holding's consolidated third-party debt, capital lease obligations and cash and cash equivalents as of the dates indicated:

	June 30,		March 31,
	2015		2015
	Nominal Value	Carrying Value	Carrying Value
	in millions
Senior Credit Facility
6.375% EUR Facility Y due 2020	€—	€—	€190.0
6.625% USD Facility Z due 2020	$—	—	932.1
7.250% USD Facility AC due 2021	$675.0	605.2	699.1
6.875% USD Facility AD due 2022	$675.0	605.2	699.1
Facility AH (LIBOR + 2.50%) USD due 2021	$1,305.0	1,167.6	1,213.7
Facility AI (EURIBOR + 3.25%) EUR due 2019	€1,046.2	—	200.0
4.000% EUR Facility AK due 2027	€600.0	600.0	—
5.375% USD Facility AL due 2025	$1,140.0	1,022.1	—
Elimination of Facilities Y, Z, AC, AD, AK and AL in consolidation		(2,832.5)	(2,520.3)
Total Senior Credit Facilities		1,167.6	1,413.7

Senior Secured Notes
6.375% EUR Senior Secured Notes due 2020	€—	—	190.0
6.625% USD Senior Secured Notes due 2020	$—	—	932.1
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,020.6	—
7.250% USD Senior Secured Notes due 2021	$675.0	605.2	699.1
6.875% USD Senior Secured Notes due 2022	$675.0	605.2	699.1
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	—
Total Senior Secured Notes		2,831.0	2,520.3

Senior Notes
6.375% EUR Senior Notes due 2022	€600.0	595.7	595.6
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	335.6	335.4
Total Senior Notes		1,381.3	1,381.0

Vendor financing		501.6	410.7
Capital lease obligations		24.6	25.6
Total third-party debt and capital lease obligations		5,906.1	5,751.3

Less: cash and cash equivalents		27.2	44.8
Net third-party debt and capital lease obligations[24]		€5,878.9	€5,706.5

Exchange rate ($ to €)		1.1153	1.0728
Exchange rate (CHF to €)		1.0430	1.0437

During Q2, we issued new senior secured notes with principal amounts of $1,140 million (€1,022 million) and €600 million due 2025 and 2027, yielding 5.375% and 4.0%, respectively. The net proceeds were used to redeem (i) the remaining €190 million of principal amount of our 6.375% EUR senior secured notes due 2020, (ii) the outstanding $1 billion (€0.9 billion) principal amount of our 6.625% USD senior secured notes due 2020, (iii) 10% of certain other senior secured notes and (iv) the outstanding amount under Facility AI, including related premiums and transaction fees.

At June 30, 2015, our fully-swapped third-party debt borrowing cost25 improved to 5.4%, as compared to 7.7% at Q2 2014, and the average tenor of our third-party debt was nearly 8 years. Based on the results for Q2 2015, and subject to the completion of our Q2 2015 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualized EBITDA (last two quarters annualized) was 3.44x and (ii) the ratio of Net Total Debt to Annualized EBITDA (last two quarters annualized) was 4.57x, each as defined in, and calculated in accordance with, the UPC Broadband Holding Bank Facility. As of June 30, 2015, we had maximum undrawn commitments of €1,046 million. When the June 30, 2015 compliance reporting requirements are completed, we anticipate €532 million will be available based on the most restrictive debt incurrence covenant in the UPC credit pool.

On August 3, 2015, we entered into a new €990.1 million revolving term loan facility agreement (Facility AM) under the UPC Broadband Holding Bank Facility. Facility AM bears interest at EURIBOR plus a margin of 2.75%, has a fee on unused commitments of 1.1% per year and matures on December 31, 2021. In connection with this transaction, the existing revolving term loan Facility AI will be cancelled.

This page intentionally left blank

VTR Reports Preliminary Q2 2015 Results

Gained 37,000 Net Adds in Q2 on Strength of Broadband & Video
Delivered 14% Q2 & 9% H1 Segment OCF Growth Year-over-Year

VTR Finance B.V., including VTR GlobalCom SpA and its subsidiaries (collectively, "VTR"), is the leading cable operator in Chile, offering video, broadband internet, fixed-line telephony and mobile voice and data services to its 1.3 million customers across the country.

Operating and financial highlights*:

•	Driving gains in both customer[2] and RGU[3] bases in H1 2015

◦	Increased customer base by 25,000 in H1 2015, including 13,000 customer additions in Q2

◦	Added 62,000 RGUs in H1 2015, including Q2 gains of 37,000 RGUs

▪	Launch of new "Vive Más" bundles and expanded HD line-up in late February 2015, propelled our broadband and video gains in Q2

▪	Video additions of 15,000, representing best quarter in two years

◦	Reached agreement with public broadcaster Television Nacional de Chile ("TVN") in June to carry their HD content

◦	Next-generation user interface trial for video-on-demand in second half of 2015

•	Mobile subscriber[20] base of 129,000 at Q2 increased 10% over Q1 2015 and 44% over Q2 2014

◦	Gained 11,000 postpaid mobile subscribers in Q2 and 25,000 YTD

◦	Launched Long Term Evolution ("LTE") mobile services in July, available to all existing postpaid customers

•	Delivered Q2 revenue of CLP 136.5 billion and Segment OCF[9] of CLP 54.1 billion

◦	Reflects strong year-over-year growth of 7% in revenue and 14% in Segment OCF

◦	Best quarter of revenue growth in two years and strongest Q2 Segment OCF growth in seven years

•	Operating income grew to CLP 28.0 billion in Q2 and CLP 50.0 billion YTD

•	Finished Q2 with a Consolidated Net Leverage Ratio[34] of 3.45x including cash of CLP 60.7 billion

* The financial figures contained in this release are prepared in accordance with U.S. GAAP36.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2015	2014

Footprint
Homes Passed [12]	2,999,300	2,948,200
Two-way Homes Passed [13]	2,481,200	2,427,700

Subscribers (RGUs)
Basic Video[14]	102,200	122,200
Enhanced Video[15]	920,700	885,700
Total Video	1,022,900	1,007,900

Internet[4]	977,700	921,000
Telephony[17]	700,900	708,900
Total RGUs	2,701,500	2,637,800

Q2 Organic RGU Net Additions (Losses)
Basic Video	(3,900)	(5,700)
Enhanced Video	18,400	14,800
Total Video	14,500	9,100

Internet	22,800	21,600
Telephony	(700)	10,500
Total organic RGU net additions	36,600	41,200

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[28]	90.0%	87.9%
Internet as % of Two-way Homes Passed[29]	39.4%	37.9%
Telephony as % of Two-way Homes Passed[29]	28.2%	29.2%

Customer Relationships
Customer Relationships	1,250,600	1,224,700
RGUs per Customer Relationship	2.16	2.15
Q2 Monthly ARPU per Customer Relationship[18]	CLP 32,682	CLP 31,699

Customer Bundling
Single-Play	30.7%	31.8%
Double-Play	22.6%	21.1%
Triple-Play	46.7%	47.1%

Mobile Subscribers(20)
Postpaid	116,000	65,200
Prepaid	13,200	24,500
Total Mobile subscribers	129,200	89,700

Q2 Postpaid net additions	11,300	11,400
Q2 Prepaid net additions (losses)	400	(4,700)
Total organic Mobile net additions	11,700	6,700

Q2 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	CLP 15,420	CLP 12,338
Including interconnect revenue	CLP 17,115	CLP 13,911

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following tables reflect preliminary unaudited selected financial results for the three and six months ended June 30, 2015 and 2014.

	Three months ended June 30,			Six months ended June 30,
	2015	2014	Change	2015	2014	Change
	CLP in billions, except % amounts
Revenue	136.5	127.5	7.1%	266.8	251.8	6.0%

Segment OCF	54.1	47.5	13.9%	101.5	93.2	8.9%
Share-based compensation expense	(0.5)	(0.6)		(0.6)	(1.5)
Related-party fees and allocations[22]	(1.4)	(1.9)		(2.6)	(3.8)
Depreciation and amortization	(22.8)	(20.7)		(45.8)	(41.6)
Impairment, restructuring and other operating items, net	(1.4)	(0.8)		(2.5)	(1.3)
Operating income	28.0	23.5		50.0	45.0

Segment OCF as a percentage of revenue	39.6%	37.3%		38.0%	37.0%

Property and equipment additions[11]	30.4	31.1		55.7	56.1

Property and equipment additions as a percentage of revenue	22.3%	24.4%		20.9%	22.3%

Subscriber Statistics

During the second quarter of 2015, we continued to build on the operating momentum we reported in Q1 2015. In addition to adding 13,000 customers, we also posted 37,000 RGU additions in Q2 2015. This performance was led by broadband internet with 23,000 RGU additions, our best Q2 performance in three years. Supported by our compelling video offers, which now feature 50 HD channels in the mid- and high-tiers, we added 15,000 organic video RGUs, our best quarterly result in two years. Rounding out our product performance, we lost 1,000 voice RGUs in the second quarter. Our Q2 performance in telephony compares to a gain of 11,000 in Q2 2014, with the strong prior year performance supported by promotions that are no longer in effect.

At the core of our robust RGU performance are our attractive bundled offerings, bolstered by our market-leading speeds. During the quarter we increased the percentage of our customers who take two or more products from us to over 69%, an all-time high mark. As a result of our revised bundling and product strategy in the first quarter, we experienced strong take-up in our higher speed broadband tiers, with nearly half of our broadband gross adds in Q2 subscribing to a 40 Mbps or faster broadband product.

On the mobile front, we added 12,000 mobile subscribers in the second quarter, increasing our subscriber base to 129,000. Over the past twelve months, we have added 40,000 mobile subscribers, as we have successfully targeted our existing cable customer base with our mobile proposition. In July 2015, we launched LTE technology, further strengthening our mobile product proposition and customer experience.

Financial Summary

Total revenue increased 7% to CLP 136.5 billion and 6% to CLP 266.8 billion during the three and six months ended June 30, 2015, respectively, compared to the corresponding prior-year periods. These increases are primarily attributable to increases in (i) cable subscription revenue, driven by growth in subscribers and an increase in ARPU, and (ii) mobile subscription revenue, due to growth in mobile subscribers and higher mobile ARPU resulting from improved customer mix weighted toward postpaid subscribers. The revenue increase during H1 includes a Q1 adjustment to reflect the retroactive application of lower proposed tariffs on ancillary services and fixed-line termination rates, which reduced our Q1 revenue by CLP 2.2 billion.

Segment OCF for Q2 and H1 increased 14% to CLP 54.1 billion and 9% to CLP 101.5 billion, respectively, compared to the corresponding prior-year periods. The increases in Segment OCF are primarily due to the aforementioned growth in revenue, partially offset by the net effect of higher programming costs, lower personnel costs and, for the year-to-date comparison, higher sales and marketing costs. The comparisons of the 2015 and 2014 periods include adverse currency impacts on our U.S. dollar-denominated programming and other expenses. In this regard, the average value of the Chilean peso depreciated 11% and 12% relative to the U.S. dollar during Q2 and H1 2015, respectively, as compared to the corresponding periods in 2014, and we estimate that this adversely impacted our Segment OCF by approximately CLP 1 billion and CLP 2 billion, respectively. Segment OCF margins10 for Q2 and H1 were 39.6% and 38.0%, respectively, up from 37.3% and 37.0% for the corresponding prior-year periods.

Our property and equipment additions were 22% of revenue in Q2 2015, as compared to 24% in the prior-year period. For H1, property and equipment additions were 21% of revenue, down from 22% in the respective prior-year period. In terms of capital spend, approximately half of our property and equipment additions were denominated in U.S. dollars in the first half of 2015. We selectively utilize near-term forwards to manage this foreign currency exposure.

Summary of Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and Chilean peso equivalent of the carrying value of VTR's consolidated third-party debt, capital lease obligations and cash and cash equivalents as of the dates indicated:

	June 30,		March 31,
	2015		2015
	Nominal	Carrying	Carrying
	Value	Value	Value
	in millions	CLP in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	894.6	875.3
VTR USD Credit Facility	$160.0	—	—
VTR CLP Credit Facility	CLP 22,000.0	—	—
Capital lease obligations		0.3	0.3
Total third-party debt and capital lease obligations		894.9	875.6

Less: cash and cash equivalents		60.7	31.1
Net third-party debt and capital lease obligations[24]		834.2	844.5

Exchange rate (CLP to $)		639.0	625.2

At June 30 2015, our fully-swapped third-party debt borrowing cost25 was approximately 11%, and the average tenor of our third-party debt was approximately 8.5 years. In terms of our total leverage and foreign currency exposure related to our U.S. dollar debt, in early 2014 we entered into eight-year cross-currency swaps on our $1.4 billion (CLP 894.6 billion) principal amount of senior secured notes. As a result, we swapped into a notional CLP 760.3 billion, which equates to an effective foreign currency exchange rate of CLP 543 per one U.S. dollar. This compares to a foreign currency exchange rate of CLP 639 per one U.S. dollar at the end of Q2 2015.

Based on the results for Q2 2015, and subject to the completion of our Q2 2015 compliance reporting requirements, our consolidated net leverage ratio was 3.45x, calculated in accordance with the indenture governing the senior secured notes. As of June 30, 2015, we had maximum undrawn commitments of $160 million (CLP 102 billion) and CLP 22 billion. When the June 30, 2015 compliance reporting requirements are completed, we anticipate the full amount of our unused commitments will continue to be available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the strategies, future growth prospects, opportunities (in particular with respect to upselling and bundling of products) and measures to improve the performance of our operating companies; subscriber, RGU and small office/home office growth; our property, equipment and intangible asset additions and capital expenses; the development and expansion of our superior networks and innovative and advanced products and services; our mobile and wireless strategies, including anticipated 4G launches and expansion of WiFi networks; plans and expectations relating to new build and network expansion opportunities, including Project Lightning in the U.K.; synergies as a result of acquisitions; the strength of our operating companies’ balance sheets and tenor of their third-party debt; plans and impacts of reorganizations and integrations; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; our ability to maintain certain accreditations; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our digital video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions like Project Lightning; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global's most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 125 675 2347	Paul Fincham	+44 333 000 2900

Ziggo Investor Relations:		Ziggo Corporate Communications:
Caspar Bos	+31 88 717 4619	Martijn Jonker	+31 88 717 2419

Unitymedia Investor Relations:		Unitymedia Corporate Communications:
Christian Fangmann	+49 221 84 62 5151	Katrin Köster	+49 221 84 62 5109

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at June 30, 2015. In addition, we served five million mobile subscribers and offered WiFi services across six million access points.

Liberty Global’s businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which is primarily comprised of our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which is comprised of operations in Latin America and the Caribbean.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — June 30, 2015
					Video
	Homes Passed(9)	Two-way Homes Passed(10)	Customer Relationships(16)	Total RGUs(2)	Basic Video Subscribers(11)	Enhanced Video Subscribers(12)	DTH Subscribers(25)	MMDS Subscribers(13)	Total Video	Internet Subscribers(14)	Telephony Subscribers(15)

Operating Data
Switzerland[27]	2,194,500	2,193,900	1,402,000	2,606,200	665,300	687,700	—	—	1,353,000	755,700	497,500
Austria	1,361,300	1,361,300	650,300	1,357,900	143,600	363,900	—	—	507,500	475,200	375,200
Poland	2,826,100	2,750,000	1,418,400	2,764,800	259,300	925,500	—	—	1,184,800	1,010,700	569,300
Hungary	1,588,700	1,572,200	1,080,400	2,001,300	193,700	448,500	282,900	—	925,100	567,900	508,300
Romania	2,531,100	2,434,200	1,192,400	1,971,100	301,000	568,600	312,800	—	1,182,400	460,800	327,900
Czech Republic	1,399,000	1,329,000	714,600	1,186,900	92,200	363,700	117,700	—	573,600	448,400	164,900
Slovakia	507,800	485,100	276,500	430,500	31,300	143,600	67,000	500	242,400	120,000	68,100
Total UPC Holding	12,408,500	12,125,700	6,734,600	12,318,700	1,686,400	3,501,500	780,400	500	5,968,800	3,838,700	2,511,200

United Kingdom	12,705,500	12,684,100	5,018,600	12,538,500	—	3,736,800	—	—	3,736,800	4,570,300	4,231,400
Ireland	853,100	759,900	505,200	1,099,000	34,800	318,900	—	25,600	379,300	367,300	352,400
Total Virgin Media	13,558,600	13,444,000	5,523,800	13,637,500	34,800	4,055,700	—	25,600	4,116,100	4,937,600	4,583,800

Subscriber Variance
Switzerland	700	700	(15,900)	15,600	(23,000)	5,700	—	—	(17,300)	15,900	17,000
Austria	5,600	5,600	800	9,300	(3,100)	1,000	—	—	(2,100)	6,400	5,000
Poland	31,200	31,200	(6,800)	12,600	(7,300)	3,800	—	—	(3,500)	6,700	9,400
Hungary	8,100	8,000	2,300	15,500	(8,000)	9,100	1,700	—	2,800	5,600	7,100
Romania	78,600	94,000	14,600	43,600	4,800	11,800	(4,400)	—	12,200	16,800	14,600
Czech Republic	2,100	2,200	(100)	2,000	1,800	(2,200)	2,400	—	2,000	1,800	(1,800)
Slovakia	2,800	2,500	(2,200)	(1,700)	(4,100)	700	600	(100)	(2,900)	1,200	—
Total UPC Holding	129,100	144,200	(7,300)	96,900	(38,900)	29,900	300	(100)	(8,800)	54,400	51,300

United Kingdom	44,900	51,600	(7,700)	2,000	—	(12,200)	—	—	(12,200)	6,600	7,600
Ireland	(200)	2,800	(6,600)	(2,900)	(2,700)	(2,600)	—	(1,900)	(7,200)	1,500	2,800
Total Virgin Media	44,700	54,400	(14,300)	(900)	(2,700)	(14,800)	—	(1,900)	(19,400)	8,100	10,400

Q2 Adjustments
Acquisition - Romania	26,900	23,900	15,700	19,900	13,500	—	—	—	13,500	6,400	—

[1]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[2]
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[3]
Revenue Generating Unit or "RGU" is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our enhanced video service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2015 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[4]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 300 asymmetric digital subscriber line (“ADSL”) subscribers within the U.K. and 62,100 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 92,400 subscribers who have requested and received this service.

[5]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three and six months ended June 30, 2014 of the applicable borrowing groups to (i) in the case of the Virgin Media and UPC Holding borrowing groups, include the pre-acquisition revenue and Segment OCF of certain entities acquired during 2014 and 2015 (one small entity in the Virgin Media borrowing group and one small entity in the UPC Holding borrowing group) in our rebased amounts for the three months ended June 31, 2014 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three months ended June 30, 2015, (ii) in the case of the Virgin Media and UPC Holding borrowing groups, include the pre-acquisition revenue and Segment OCF of certain entities acquired during 2014 and 2015 (two small entities in the Virgin Media borrowing group and one small entity in the UPC Holding borrowing group) in our rebased amounts for the six months ended June 30, 2014 to the same extent that the revenue and Segment OCF of such entities are included in our results for the six months ended June 30, 2015, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of "offnet" subscribers in Virgin Media that were disposed in the fourth quarter of 2014 and the first half of 2015  from our rebased amounts for the three and six months ended June 30, 2014 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three and six months ended June 30, 2015, (iv) in the case of the Ziggo borrowing group, exclude the revenue and Segment OCF related to a partner network agreement that was terminated shortly after the Ziggo Acquisition from our rebased amounts for the three and six months ended June 30, 2014 to the same extent that the revenue and Segment OCF from this partner network is excluded from our results for the three and six months ended June 30, 2015 and (v) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three and six months ended June 30, 2014 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2015. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global's press release dated August 4, 2015, Liberty Global Reports Second Quarter 2015 Results.

[6]
In November 2014, Virgin Media introduced a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the "Freestyle" mobile proposition). Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[7]
The FX-neutral change in ARPU represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[8]
Business-to-business ("B2B") revenue for Virgin Media includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. In connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred B2B revenue is accounting for £4 million and £8 million of the rebased increases Virgin Media's B2B revenue for the three and six months ended June 30, 2015, respectively.

[9]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described in footnote 21 below, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of Segment OCF to operating income is presented in the applicable sections of this release.

[10]	Segment OCF margin and Adjusted Segment EBITDA as a percentage of revenue are calculated by dividing Segment OCF or Adjusted Segment EBITDA, as applicable, by total revenue for the applicable period.

[11]
Property and equipment additions (or in the case of Unitymedia, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[12]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and MMDS. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to countries that offer MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 27) we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

[13]	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

[14]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 110,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels. During the first quarter of 2015, we modified certain video subscriber definitions to better align these definitions with the underlying services received by our subscribers and have replaced our “Digital Cable” and “Analog Cable” subscriber definitions with “Enhanced Video” and “Basic Video,” respectively. In connection with the implementation of the new definitions, we reclassified 916,900 Enhanced Video Subscribers in Germany to Basic Video Subscribers, representing video subscribers who either pay a recurring rental fee for a leased set-top box or pay a recurring access fee, but do not subscribe to any recurring encrypted video content.

[15]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations. During the first quarter of 2015, we modified certain video subscriber definitions to better align these definitions with the underlying services received by our subscribers and have replaced our “Digital Cable” and “Analog Cable” subscriber definitions with “Enhanced Video” and “Basic Video,” respectively. In connection with the implementation of the new definitions, we reclassified 916,900 Enhanced Video Subscribers in Germany to Basic Video Subscribers, representing video subscribers who either pay a recurring rental fee for a leased set-top box or pay a recurring access fee, but do not subscribe to any recurring encrypted video content.

[16]	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a Multi-channel Multipoint (“microwave”) Distribution System.

[17]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 500 and 46,000 subscribers within the U.K. and Austria, respectively, that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 39,900 subscribers who have requested and received this service.

[18]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship is not adjusted for currency impacts.

[19]
Quad-play penetration represents the number of customers who subscribe to Virgin Media's four primary services: video, internet, fixed-line telephony, and postpaid or prepaid mobile telephony, divided by customer relationships.

[20]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[21]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[22]
During the first quarter of 2015, Liberty Global transferred certain entities that incur central and other administrative costs (the “Corporate Entities Transfer”) from UPC Holding B.V. to certain other Liberty Global subsidiaries that are outside of Liberty Global’s borrowing groups. In connection with the Corporate Entities Transfer, Liberty Global changed the processes it uses to charge fees and allocate costs and expenses from one subsidiary to another, which, as further described below, impact the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. This new methodology (the “2015 Liberty Global Allocation Methodology”) is intended to ensure that Liberty Global continues to allocate its central and administrative costs to its borrowing groups on a fair and rational basis. Subject to the specific terms contained in the debt agreements of Liberty Global’s subsidiaries, the implementation of the 2015 Liberty Global Allocation Methodology impacts the calculation of the EBITDA metric for each of Liberty Global’s subsidiary borrowing groups. In this regard, the components of related-party fees and allocations that are deducted to arrive at each EBITDA metric in 2015 and future periods are based on (i) the amount and nature of costs incurred by the allocating Liberty Global subsidiaries during the period, (ii) the allocation methodologies in effect during the period and (iii) the size of the overall pool of entities that are charged fees and allocated costs, such that changes in any of these factors would likely result in changes to the amount of related-party fees and allocations that will be deducted to arrive at each EBITDA metric in future periods. For example, to the extent that a Liberty Global subsidiary borrowing group was to acquire (sell) an operating entity, and assuming no change in the total costs incurred by the allocating entities, the fees charged and the costs allocated to the other subsidiary borrowing groups would decrease (increase).

[23]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.

[24]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP or EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[25]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease or finance lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[26]	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

[27]
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2015, Switzerland’s partner networks account for 141,200 Customer Relationships, 281,300 RGUs, 105,100 Enhanced Video Subscribers, 104,400 Internet Subscribers, and 71,800 Telephony Subscribers.

[28]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[29]	Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total two-way homes passed.

[30]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described in footnote 22 above, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted Segment EBITDA to net loss is presented in the Unitymedia section of this release.

[31]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

[32]
On November 11, 2014, a Liberty Global subsidiary acquired a controlling interest in Ziggo Holding, formerly known as Ziggo N.V. (“the Ziggo Acquisition”). The Liberty Global subsidiary accounted for this transaction using the acquisition method of accounting. During the first quarter of 2015, Liberty Global undertook various financing transactions in connection with certain internal reorganizations of its broadband and wireless communications businesses in Europe, including the Netherlands Reorganization. The Netherlands Reorganization represents common control transfers of Ziggo Holding and UPC Nederland that we have accounted for at the respective Liberty Global subsidiaries’ basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to this transaction for all periods in which Ziggo Holding and UPC Nederland were under the common control of Liberty Global (i.e., all periods beginning after the November 11, 2014 completion of the Ziggo Acquisition). After giving effect to the Netherlands Reorganization, UPC Nederland will be treated as the predecessor entity of Ziggo for financial reporting purposes. Therefore, pro forma financial and operating information as of and for the three and six months ended June 30, 2014 has been provided giving effect to the Netherlands Reorganization and the Ziggo Acquisition as if they had been completed as of January 1, 2014. These pro forma amounts, which include the impacts of acquisition accounting on Ziggo Holding’s operating results, are not necessarily indicative of the operating results that would have occurred if the Netherlands Reorganization and the Ziggo Acquisition had occurred on such date. The pro forma amounts for the three and six months ended June 30, 2014 do not adjust for the impact of the partner network agreement that was terminated shortly after the Ziggo Acquisition. The pro forma adjustments are based on certain assumptions that we believe are reasonable.

[33]	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

[34]
Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

[35]
Amounts represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. This equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding.

[36]	Accounting principles generally accepted in the United States are referred to as U.S. GAAP.

Additional General Notes:

Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals in Chile and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability, of our network up to the street cabinet with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.